Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form S-1 of our report, which includes an explanatory paragraph relating to IASO Pharma Inc.’s ability to continue as a going concern, dated April 14, 2010, on our audits of the financial statements of IASO Pharma Inc. as of December 31, 2009 and 2008 and for the years then ended and for the period from October 5, 2006 (Inception) to December 31, 2009.  We also consent to the reference to our Firm under the caption “Experts.”

/s/ J.H. Cohn LLP

Roseland, New Jersey
April 14, 2010